Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI RETURNS TO PROFITABILITY

Reports increased first quarter revenues and net income

Milwaukee, Wis., December 4, 2003 - ARI (OTCBB:ARIS), a leading provider of electronic catalog-enabled business solutions that connect equipment manufacturers with their service and distribution networks, today reported results for the first quarter of fiscal 2004 ended October 31, 2003.

Revenues for the first quarter of fiscal 2004 were $3.3 million, a 8% increase from revenues of $3.1 million for the first quarter of the prior fiscal year. Net income for the first quarter of fiscal 2004 was $72,000 or $0.01 per share, up $317,000 or $0.05 per share, compared to a net loss of $245,000 or $0.04 per share for the comparable prior period.

"Fiscal 2004 is off to a great start with our return to profitability in the first quarter. Revenues in our core electronic catalog business continued to increase, cash flow remains strong and our net income benefited from actions taken over the past year to reduce operating expenses and restructure our debt," said Brian E. Dearing, chairman and chief executive officer of ARI.

Dearing said recurring revenues in the company's catalog business increased 19%, with overall catalog sales up 13% in the first quarter. "Electronic catalog revenues increased in both North America and Europe, in spite of the continued difficult economic climate for our primary customer base of equipment manufacturers," added Dearing.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 11% to $631,000 in the first quarter of fiscal 2004, from EBITDA of $568,000 for the same period in the prior year.

"Our financial position continues to be solid, with a cash balance of $1.8 million at the end of the first quarter. We have earmarked about half of that total cash balance for principal and interest payments on our debt, which will be sufficient to cover all the payments required for the balance of the fiscal year, which ends July 31, 2004. In other words, we've already got our debt payments covered for the whole year after just one quarter," said Dearing.

Dearing noted that the integration of the assets of VertX Commerce Corporation, which was acquired on October 27, 2003, is proceeding according to plan. "We will begin to realize the fruits of this acquisition as the year progresses. As we indicated in the acquisition announcement, we expect the acquisition to be immediately accretive to revenue, EBITDA and net income per share."

"With a solid first quarter behind us, we continue to expect that fiscal 2004 will be a profitable year for ARI. Although revenue growth will be modest, we expect to continue to generate positive cash flow, EBITDA and net income for the year," concluded Dearing.

ARI is a leading provider of electronic catalog-enabled business solutions for sales, service and life-cycle product support in the manufactured equipment market. ARI currently provides approximately 74 parts catalogs (many of which contain multiple lines of equipment) for approximately 57 equipment manufacturers in the U.S. and Europe. More than 82,000 catalog subscriptions are provided through ARI to approximately 23,000 dealers and distributors in more than 100 countries in a dozen segments of the worldwide manufactured equipment market including outdoor power, power sports, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction. The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services. ARI also provides a template-based dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website. In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its products and services.

First Quarter Earnings Conference Call

ARI's First Quarter Conference Call is scheduled for Thursday, December 4, 2003 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time. If you would like to participate on a listen-only basis, please dial in five to ten minutes prior to the starting time at 1-800-915-4836 (International callers dial 1-973-317-5319) and request to be connected to Brian Dearing's conference call. A rebroadcast is available beginning at 5:30 p.m. Central Time, Thursday, December 4, 2003 by calling 1-800-428-6051 (International callers dial 1-973-709-2089) and enter passcode #316687. A replay of ARI's conference call as well as notes and financial information presented in the call will be available on ARI's Website, www.arinet.com, after 6:00 p.m. Central Time on December 5.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company's annual report on Form 10-K for fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

Contact:
Nancy Krajcir-Bennett	Marilyn Vollrath
ARI Network Services, Inc.	Vollrath Associates
Tel: (414) 973-4380	Tel: (262) 240-2405
Fax: (414) 973-4357	Fax: (262) 240-2410
E-mail: krajcir@arinet.com	E-mail: mvollrath@vollrathpr.com

ARI Network Services, Inc.
Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	October 31	July 31
ASSETS	2003	2003
Current Assets:
Cash	$ 1,774	$ 2,120
Trade receivables, less allowance for doubtful
accounts of $84 at October 31, 2003 and $98 at July 31, 2003	964	1,088
Prepaid expenses and other	95	115
Total Current Assets	2,833	3,323
Equipment and leasehold improvements:
Computer equipment	4,475	4,475
Leasehold improvements	73	73
Furniture and equipment	1,389	1,372
	5,937	5,920
Less accumulated depreciation and amortization	5,509	5,474
Net equipment and leasehold improvements	428	446

Other assets	20	0

Capitalized software product costs	9,808	9,602
Less accumulated amortization	8,164	7,721
Net capitalized software product costs	1,644	1,881

Total Assets	$ 4,925	$ 5,650
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LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 800	$ 400
RFC line of credit	94	346
Accounts payable	336	401
Deferred revenue	4,842	5,280
Accrued payroll and related liabilities	1,108	1,088
Other accrued liabilities	689	601
Current portion of capital lease obligations	17	20

Total Current Liabilities	7,886	8,136

Long term liabilities:
Notes payable (net of discount)	4,154	3,769
Other long term liabilities	555	559
Capital lease obligations	12	16

Total Long Term Liabilities	4,721	4,344

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 and 20,350 shares
issued and outstanding at October 31, 2003 and July 31, 2003, respectively	-	-
Common stock, par value $.001 per share, 25,000,000
shares authorized; 5,768,444 and 6,645,191 shares
issued and outstanding at October 31, 2003 and July 31, 2003, respectively	5	6
Common stock warrants and options	36	141
Additional paid-in-capital	93,477	94,295
Accumulated deficit	(101,200)	(101,272)

Total Shareholders' Equity (Deficit)	(7,682)	(6,830)

Total Liabilities and Shareholders' Equity (Deficit)	$ 4,925	$ 5,650

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ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	October 31
	2003	2002
Net revenues:
Subscriptions, support and other services fees	$ 2,289	$ 1,991
Software licenses and renewals	589	557
Professional services	407	507
	3,285	3,055
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	145	189
Software licenses and renewals *	462	425
Professional services	191	150
	798	764
Depreciation and amortization (exclusive of amortization of software products
included in cost of products and services sold)	35	59
Customer operations and support	288	310
Selling, general and administrative	1,758	1,514
Software development and technical support	381	475
Operating expenses before amounts capitalized	3,260	3,122
Less capitalized portion	(98)	(160)

Net operating expenses	3,162	2,962

Operating income (loss)	124	93
Other income (expense)
Interest expense	(81)	(335)
Other, net	29	(3)
Total other expense	(52)	(338)
Net income (loss)	$ 72	$ (245)
	=========	=======
Average common shares outstanding	5,768	6,329

Basic and diluted net income (loss) per share	$ 0.01	($ 0.04)
	=========	=======
*	includes amortization of software products of $443 and $419 and excluding other depreciation and amortization shown separately

Earnings before Interest, Taxes, Depreciation and Amortization
Net Income	$ 72	$ (245)
Plus: Interest	81	335
Amortization of software products	443	419
Other depreciation and amortization	35	59
Earnings before interest, taxes, depreciation and amortization	$ 631	$ 568
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ARI Network Services, Inc. Statements of Cash Flows (In thousands) (Unaudited)
	Three months ended
	October 31
	2003	2002
Operating activities
Net income (loss)	$ 72	$ (245)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Amortization of software products	443	419
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(15)	237
Depreciation and other amortization	35	59
Stock issued as contribution to 401(k) plan	37	-
Net change in receivables, prepaid expenses and other
current assets	149	133
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	(653)	(370)

Net cash provided by operating activities	68	233

Investing activities
Purchase of equipment and leasehold improvements	(17)	(3)
Purchase of assets related to acquisitions	(108)	-
Software product costs capitalized	(64)	(160)

Net cash used in investing activities	(189)	(163)

Financing activities
Payments under notes payable	(200)	(80)
Payments of capital lease obligations	(7)	(47)
Debt issuance costs incurred	(20)	-
Proceeds from issuance of common stock	2	-

Net cash used in financing activities	(225)	(127)

Net increase (decrease) in cash	(346)	(57)
Cash at beginning of period	2,120	879

Cash at end of period	$ 1,774	$ 822

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Cash paid for interest	$ 22	$ 29

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Noncash investing and financing activities
Issuance of common stock in connection with acquisitions	$ 37	$ -
Exchange of equity to debt	1,000	-